PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CONFERENCE CALL FOR MACQUARIE/FIRST TRUST GLOBAL INFRASTRUCTURE/UTILITIES DIVIDEND & INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- February 3, 2015 -- First Trust Advisors L.P. ("FTA") announced today that Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund (NYSE: MFD) (the "Fund") intends to host a conference call with Macquarie Capital Investment Management, LLC and Four Corners Capital Management, LLC, the Fund's investment sub-advisors, on TUESDAY, FEBRUARY 17, 2015, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the Fund.

-- Dial-in Number: (866) 865-6631; International (706) 679-1727; and Passcode # 71565795. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (855) 859-2056; International (404) 537-3406; and Passcode # 71565795. The replay will be available after the call until 11:59 P.M. Eastern Time on Thursday, March 19, 2015.

The Fund is a non-diversified, closed-end management investment company that seeks to provide a high level of current return consisting of dividends, interest, and other similar income while attempting to preserve capital. The Fund seeks to achieve its investment objective by investing predominantly in the securities of companies that are involved in the management, ownership and/or operation of infrastructure and utility assets and are expected to offer reasonably predictable income and attractive yields.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $104 billion as of December 31, 2014, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Macquarie Capital Investment Management LLC ("MCIM") and Four Corners Capital Management, LLC ("Four Corners") are the Fund's investment sub-advisors. Both MCIM and Four Corners operate within Macquarie Funds Group ("MFG") and are wholly-owned, indirect subsidiaries of Macquarie Group Limited ("Macquarie Group"). Macquarie Group is a global provider of banking, financial, advisory, investment and funds management services. Macquarie Funds Group is the global investment management business of Macquarie Group. The Fund's Core Component, which consists primarily of equity securities and equity-like securities issued by infrastructure issuers, is managed by MCIM, which started operations in 2004 with the launch of the Fund. MCIM and its Australia-based affiliates managed approximately $2.0 billion of assets as of December 31, 2014, in MFG's Infrastructure Securities portfolios, which includes the Fund. The Fund's Senior Loan Component is managed by Four Corners. Four Corners was founded in 2001 and became a wholly-owned, indirect subsidiary of Macquarie Group in 2008. Four Corners managed approximately $1.7 billion of assets as of December 31, 2014, with an emphasis on Senior Loans.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to MFD, by Thursday, February 12, 2015, 6:00 P.M. Eastern Time.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: The Fund is subject to various risks, including the following: Industry Concentration and Infrastructure and Utility Industry Risks, Non-U.S. Investments Risk, Currency Risk, Country Risk, Senior Loan Risk, Non-Investment Grade Securities Risk, Illiquid and Unlisted Securities Risk, Leverage Risk, Illiquid Securities Valuation Risk, Non-diversified Status, Investment and Market Risk, Income Risk, Market Disruption Risk, Common Stock Risk, Interest Rate Risk, Inflation Risk, Environmental Risk, Credit Risk, Anti-Takeover Provisions, MLP Risk, Qualified Dividend Income Tax Risk, and Certain Other Risks.

The Fund intends to invest up to 100% of its Total Assets in the securities and instruments of Infrastructure Issuers. Given this industry concentration, the Fund will be more susceptible to adverse economic or regulatory occurrences affecting that industry than an investment company that is not concentrated in a single industry. Infrastructure Issuers, including utilities and companies involved in infrastructure projects, may be subject to a variety of factors that may adversely affect their business or operations, including high interest costs in connection with capital construction programs, high leverage, costs associated with environmental and other regulations, the effects of economic slowdown, surplus capacity, increased competition from other providers of services, uncertainties concerning the availability of fuel at reasonable prices, the effects of energy conservation policies and other factors.

The risks of investing in the Fund are spelled out in the prospectus, shareholder report and other regulatory filings.

The Fund's daily New York Stock Exchange closing price and net asset value per share as well as other related information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT:  JEFF MARGOLIN - (630) 915-6784
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Source:  First Trust Advisors L.P.